HEARTLAND CONTACT:
John K. Schmidt
Executive Vice President, CFO/COO
(563) 589-1994
jschmidt@htlf.com

FOR IMMEDIATE RELEASE

Heartland Financial to Take Part in U. S. Treasury Capital Program

Holding company will use funds for lending, possible acquisitions

DUBUQUE, Iowa, Dec. 10, 2008—Heartland Financial USA, Inc. (NASDAQ: HTLF) announced that it has been selected to participate in the U.S. Treasury Department’s Capital Purchase Program. The program is a voluntary initiative designed for publicly-held U.S. financial institutions to build capital and increase the flow of credit to support the economy.  The approval is preliminary and subject to certain conditions and the execution of definitive agreements.

Heartland, a $3.4 billion multi-bank holding company based in Dubuque, Iowa has 61 locations and serves 42 communities in eight states.

The holding company plans to use the money to “do our part to help move the economy forward and create jobs through our commercial lending services,” stated Lynn B. Fuller, Chairman, President and CEO of Heartland. “We intend to continue to offer commercial and personal loans that stimulate the local economies, and potentially, acquire banks in our existing markets.  We are pleased to take this leadership role.”

Under the program, Heartland will issue senior preferred shares in an amount equal to 3 percent of its risk weighted assets, or approximately $81.7 million.  The preferred shares are subject to a 5 percent annual dividend for each of the first five years of the investment, increasing to 9 percent thereafter, unless Heartland redeems the shares. In conjunction with participation in the program, Heartland will also issue to the Treasury 10-year warrants to purchase common stock with an aggregate market value of 15 percent of the senior preferred stock investment.

The Capital Purchase Program was authorized by the government’s Troubled Asset Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008.  The TARP is designed to infuse capital into the nation’s healthiest banks to increase the flow of financing to American consumers and businesses.

“Even before receiving preliminary TARP approval, Heartland and its subsidiary banks were well-capitalized and exceeded all regulatory capital requirements. The additional capital accessed through this program will further strengthen Heartland’s capital ratios.  Both the federal government and bank regulators encourage participation to help stimulate the economy in local communities. That will be our primary goal.  Beyond that, there may be opportunities to acquire other banks, including those that have been weakened by the current crisis. Our regulators have made it clear that TARP funds may also be used for this purpose,” Fuller concluded.

About Heartland Financial USA:

Heartland Financial USA, Inc. is a $3.4 billion diversified financial services company providing commercial and retail banking, mortgage, wealth management, insurance and consumer finance services to individuals and businesses. The company has 61 banking locations in 42 communities in Iowa, Illinois, Minnesota, Wisconsin, New Mexico, Arizona, Montana and Colorado. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Included with this release:
•	Photo of Lynn B. Fuller, chairman, president and CEO

Safe Harbor Statement
This release, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Heartland’s financial condition, results of operations, plans, objectives, future performance and business.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions.  Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following:  (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii)  the loss of key executives or employees; (viii)  changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in its filings with the Securities and Exchange Commission.

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